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FORM 3                                       U.S. SECURITIES AND EXCHANGE COMMISSION                              OMB APPROVAL
                                                      Washington, D.C.  20549
                                                                                                          OMB Number       3235-0104
                                                                                                          Expires:  January 31, 2005
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES             Estimated average burden
                                                                                                          hours per response ... 0.5

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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
1. Name and Address of Reporting      2. Date of Event          4. Issuer Name and Ticker or Trading
   Person*                               Requiring Statement       Symbol
                                         (Month/Day/Year)
White Mountains Insurance Group, Ltd.
                                         October 9, 2002           Montpelier Re Holdings Ltd., "MRH" on the New York Stock Exchange
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   (Last)    (First)    (Middle)      3. I.R.S. or Social       5. Relationship of Reporting Person     6. If Amendment, Date of
                                         Security Number of        to Issuer (Check all applicable)        Original (Month/Day/Year)
One Beacon Street                        Person (Voluntary)
                                                                                                        ----------------------------
--------------------------------------                                 Director        X  Owner         7. Individual or Joint/Group
             (Street)                                              ---                ---                  Filing (Check applicable
                                                                                                           line)
Boston, Massachusetts    02108                                     --- Officer        --- Other                Form filed by one
--------------------------------------                             (give title below) (specify below)      --- Reporting Person
   (City)    (State)     (Zip)                                                                              X  Form filed by more
                                                                                                           --- than one Reporting
                                                                                                               Person
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                                      Table I-- Non-Derivative Securities Beneficially Owned
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1.  Title of Security                                           2. Amount of Securities  3. Ownership Form:  4. Nature of Indirect
    (Instr. 4)                                                     Beneficially Owned       Direct (D) or       Beneficial Ownership
                                                                   (Instr. 4)               Indirect (I)        (Instr. 5)
                                                                                            (Instr. 5)
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Common Shares                                                       900,000                      I              By Camden Fire
                                                                                                                Insurance Company(1)
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Common Shares                                                     8,100,000                     (2)             By OneBeacon
                                                                                                                Insurance Company
                                                                                                                (1)(2)
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Common Shares                                                     1,800,000                      I              By Pennsylvania
                                                                                                                General Insurance
                                                                                                                Company(1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                           (Over)
                                                                                                                     SEC 1473 (3-99)

     (1)  Camden Fire Insurance Company, OneBeacon Insurance Company and Pennsylvania General Insurance Company are indirect wholly-owned subsidiaries of White Mountains Insurance Group, Ltd.

     (2)  These shares are owned directly by OneBeacon Insurance Company, a ten percent owner of the issuer, and indirectly by
          White Mountains Insurance Group, Ltd.

                        Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number


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FORM 3 (continued)                    Table II -- Derivative Securities Beneficially Owned
                                 (e.g., puts, calls, warrants, options, convertible securities)
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
1. Title of Derivative   2. Date Exercisable     3. Title and Amount of Securities   4. Conversion    5. Ownership     6. Nature of
   Security (Instr. 4)      and Expiration Date     Underlying Derivative Security      or Exercise      Form of          Indirect
                            (Month/Day/Year)        (Instr. 4)                          Price of         Derivative       Beneficial
                                                                                        Derivative       Security:        Ownership
                                                                                        Security         Direct (D) or    (Instr. 5)
                         ---------------------------------------------------------                       Indirect (I)
                                                                                                         (Instr. 5)
                                                                         Amount or
                            Date     Expiration            Title         Number of
                         Exercisable    Date                              Shares

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   Warrant Shares         Currently   1/3/2012          Common Shares    4,781,571        $16.67              D
                          Exercisable
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Explanation of Responses:


                                                                     By:   /s/ Dennis Beaulieu             September 26, 2002
                                                                        --------------------------------   ------------------
                                                                        Name:  Dennis Beaulieu                     Date
                                                                        Title:  Corporate Secretary
                                                                        On behalf of White Mountains
                                                                        Insurance Group, Ltd.
                                                                        ** Signature of Reporting Person


                                                                     By:   /s/ Dennis Beaulieu             September 26, 2002
                                                                        --------------------------------   ------------------
                                                                        Name:  Dennis Beaulieu                     Date
                                                                        Attorney-in-fact
                                                                        On behalf of OneBeacon Insurance Company
                                                                        ** Signature of Reporting Person


* Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                                                                     SEC 1473 (3-99)
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